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Exhibit 10.46

LEASE

Between

Iowa State University Research Park Corporation

(Landlord)

and

NewLink Genetics, Inc.

(Tenant)

Space:

Suite 3900
Wayne R. Moore Technology Transfer Center,
Building #3

Date:
 September 1, 2000

Address of Tenant to which
Notices shall be sent

NewLink Genetics, Inc.
Suite 3900
2901 South Loop Drive
Ames, IA 50010

 TABLE OF CONTENTS

PAGE	PARAGRAPH	HEADING
3		Summary
4	1	Premises
4	2	Term
4	3	Base Rent
4	4	Operating Costs
5	5	Use
6	6	Landlord's Maintenance
7	7	Tenant's Maintenance
7	8	Parking
7	9	Alterations
8	10	Signs
8	11	Inspection
8	12	Assignment and Subletting
9	13	Fire and Casualty
9	14	Liability
10	15	Condemnation
10	16	Holding Over
10	17	Quiet Enjoyment
11	18	Default
11	19	Landlord's Remedies
12	20	Mortgage Subordination
12	21	New Owner
12	22	Mechanic's Liens
12	23	Notices
12	24	Business Interruption
12	25	Delivery of Goods
12	26	Nondiscrimination
13	27	Landlord Refusal to Consent
13	28	Entire Agreement
13	29	Captions, Deletions, Definitions
16		Attachment 1
17		Attachment 2
		Attachment 3
		Amortization Schedule

 SUMMARY PAGE

        This page summarizes operational information from the body of the Lease for the convenience of the Landlord. In the event of a conflict between information contained herein and that contained in the body of the Lease, the terms of the body of the Lease shall prevail:

1.	Tenant	NewLink Genetics, Inc.
2.	Space:	Suite 3900 (± 3,990 g.s.f.), Wayne R. Moore Technology Transfer Center, Building #3
3.	Term:	September 1, 2000 through August 31, 2005
4.	Base Rent and Operating Costs:

	Square Feet
				Monthly Base	Monthly Operating	Yearly Base	Yearly Operating
Term	Base	Operating
9/1/2000 8/31/2001	$11.50	$1.00	*	$3,823.75	$332.50	$45,885.00	$3,990.00
9/1/2001 8/31/2002	$12.50	$2.00	*	$4,156.25	$665.00	$49,875.00	$7,980.00
9/1/2002 8/31/2003	$13.00	Actual		$4,322.50	Actual	$51,870.00	Actual
9/1/2003 8/31/2004	$13.50	Actual		$4,488.75	Actual	$53,865.00	Actual
9/1/2004 8/31/2005	$14.50	Actual		$4,821.25	Actual	$57,855.00	Actual

*
Estimated operating costs.

        Landlord agrees to pay $174,696 of the estimated tenant finish costs for Suite 3900. Tenant will pay tenant finish costs in excess of this amount, currently estimated at $93,780. Landlord agrees to finance Tenant's improvement costs up to $93,780 to be charged as additional rent. Landlord will amortize the improvements over a 10-year term for an additional $1,132.87 per month (see Amortization Schedule) with a recapture provision for the balance of the loan due at the end of the five-year lease term. (The above example assumes a 7.90% interest rate. Actual amount will be based on rate received from lender.) Other amenities provided by Landlord in the wet-lab area include the use of a conference room, a breakroom, other shared lab facilities, vacuum system, and shared equipment.

        As security for these improvements, Landlord will require a letter of credit in the amount of $50,000 for the term of the lease until Tenant has secured $1 million in equity investment from private placement offering.

        Landlord estimates that Suite 3900 will be completed by August 31, 2000. Should the suite not be completed by this date, this five-year term will begin upon its completion of the building.

        Gas and water usage, as well as utility costs for the HVAC system, will be prorated and invoiced monthly. Electricity is metered separately and will be invoiced directly from the provider.

 LEASE

        This Lease is entered into this 10th day of May, 2000 by and between Iowa State University Research Park Corporation, an Iowa 504A corporation ("Landlord"), and NewLink Genetics, Inc., a corporation organized pursuant Delaware law, ("Tenant").

        1.    PREMISES:    Landlord hereby leases to Tenant certain premises at the Iowa State University Research Park ("Park") more particularly described on Attachment 1 attached hereto and incorporated herein (hereinafter referred to as the "Demised Premises"). Lease of the Demised Premises is subject to the terms and conditions of this Lease. The Demised Premises contain ±3,990 gross square feet. Whenever reference is made herein to Tenant's pro rata share based upon square feet of the Demised Premises, this number shall define square feet of the Demised Premises.

        2.    TERM:    The term of the Lease shall start on September 1, 2000 and terminate on August 31, 2005. If there is any option to renew this lease, such option shall be included on Attachment 2.

          A.    Landlord has made no representations as to the repair of the Demised Premises, or promises to alter, remodel or improve the Demised Premises, except as set forth in Attachment 2 herein. Tenant's taking possession of the Demised Premises shall conclusively show that the Demised Premises are in good and satisfactory condition.

          B.    If the Demised Premises are not ready for occupancy on the date that this Lease is due to commence (because construction has not been completed, or because the Demised Premises are not vacant, or for any other reason) Landlord shall not be in default hereunder. Tenant shall accept possession of the Demised Premises when Landlord is able to deliver same. The term of this Lease shall then begin on the date of delivery, but the end of the Lease term shall remain the same. Landlord hereby waives payment of rent covering any period prior to tendering of possession of the Demised Premises to Tenant. On the date the Lease term begins, Tenant shall execute and deliver to Landlord a letter of acceptance of delivery of the Demised Premises.

        3.    BASE RENT:    Tenant shall pay annual rent of $45,885.00 in equal monthly installments of $3,823.75 (payable monthly in advance) during the first year of the term of this Lease. Rent payments for the balance of this Lease shall be as described at Attachment 2 herein.

        4.    OPERATING COSTS:    In addition to base rent, Tenant shall pay the following as operating costs:

          A.    Tenant shall pay its pro rata share of disbursements paid by Landlord for the building and appurtenant grounds in which the Demised Premises is located including (without limitation) Tenant's proportional share of: 1) real property taxes, including all taxes, assessments, special assessments, levies and government charges of any kind and nature whatever (collectively, "taxes") levied, assessed or payable against building and appurtenant grounds; 2) insurance (including complete pass-through of any additional premiums solely attributed to activities of Tenant at the Demised Premises); 3) repair, maintenance, janitorial and cleaning, including supplies of areas for which Tenant is not directly responsible; 4) landscape maintenance including regular mowing of grass, trimming, weed removal and general landscaping of appurtenant grounds; 5) snow plowing; 6) common area utilities, including (without limitation) parking area lighting; 7) water and sewer charges; 8) management and administration expenses; 9) parking lot maintenance and cleaning; 10) other operating costs; and 11) charges payable by Landlord on the property which this Demised Premises is located by the Research Park for maintenance of common areas in the entire Research Park.

          B.    Tenant shall repay Landlord for additional operating costs directly attributable to Tenant within thirty days of statement rendered by Landlord.

          C.    If Landlord desires, Landlord may separately meter any utility to the Demised Premises. Tenant would be directly responsible for payment of such utility charges.

          D.    Disbursements paid by Landlord for building, appurtenant grounds, and Research Park grounds (other than those directly attributable to Tenant) shall be proportioned among all tenants of the building. This shall be calculated as follows: the total reimbursements paid by Landlord for building and appurtenant grounds shall be divided by the number of square feet in building in which the Demised Premises are located. The resulting amount shall be multiplied by the number of square feet attributed herein to the Demised Premises, and the product shall be Tenant's pro rata share of Landlord's disbursements.

          E.    Tenant shall pay Landlord operating costs due hereunder in monthly installments as follows:

                i.  Tenant shall pay such costs according to Landlord's estimate of what they will be, which Landlord shall calculate once a year. Payment shall be made monthly in advance, together with basic rental payments.

               ii.  For the first year of this Lease, Landlord has estimated such disbursements as $1.00 per gross square foot. This sum includes only costs set forth in Paragraph 4A herein.

              iii.  After the close of Landlord's fiscal year, Landlord shall prepare a statement of actual costs for the building in which the Demised Premises are located and appurtenant grounds.

              iv.  A copy of the statement will be furnished to Tenant, and will set forth Tenant's pro rata share of such actual operating costs for which the Tenant is responsible pursuant to Paragraph 4B herein for which Tenant has not already repaid Landlord.

               v.  Tenant shall receive a credit against its share of such costs for operating costs actually paid by it to Landlord. If the sum of Tenant's operating costs payments hereunder is less than the disbursements actually made by Landlord, the Tenant will be billed for the additional amounts for which he is responsible. Tenant shall pay such bill within thirty (30) days after it is rendered. If the sum of Tenant's operating costs payments is greater than the actual disbursements made by Landlord, Tenant shall receive a credit against its next month or months operating costs obligation.

              vi.  Based upon the foregoing, the estimated operating costs for which Tenant shall be initially responsible shall be $3.990.00 for the first twelve months after commencement of term of this Lease; payable $332.50 per month.

          F.     Tenant is responsible for paying all charges for its own use of utilities, if such utilities are separately metered.

          G.    If Tenant fails to pay rent or operating costs when due, Tenant shall pay Landlord a late charge of five (5%) percent of such overdue payment. Such late charge shall be in addition to (and not in limitation of) all of Landlord's other rights and remedies hereunder or at law. Such charge shall not be considered liquidated damages.

        5.    USE:

          A.    The Demised Premises shall only be used for:

            1.     Laboratories, offices, and other facilities for research, basic, developmental and applied, and consulting, conducted by or for any individual, organization, or concern, whether public or private.

            2.     Product manufacture or assembly shall be restricted to the manufacture or assembly of technology products which are clearly related to the on-site research and development activities of the tenant, or to manufacturing processes which require high levels of scientific or technological input.

            3.     Pilot plants and test or research facilities in which processes planned for use in production elsewhere can be tested.

            4.     Incidental operations required to maintain or support any use permitted in paragraphs 1 through 3 above, on the same tract as the permitted use, such as maintenance shops, parking garages, keeping of animals, experimental plots, machine shops, and communications or computer facilities.

            5.     Services which the Board, in its sole discretion, deems necessary to assist those uses permitted in paragraphs 1 through 3 above including, but not limited to, accounting, legal, printing, research, day-care, travel planning, and mailing centers. However, such services are to remain ancillary to the primary purpose of the Research Park as discussed above.

            6.     Recreational facilities predominantly for Park tenant use.

          B.    Outside storage (including, without limitation, all motor vehicles such as trucks or trailers) is prohibited without Landlord's prior written consent. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for its use of the Demised Premises.

          C.    Tenant shall comply with all governmental laws, ordinances, regulations, rules, orders and directives (collectively, "regulations"), including (without limitation) all environmental, energy and zoning regulations, and to any restrictive covenants and rules and regulations of the Research Park. Tenant at its sole expense shall promptly comply with all regulations for the correction, prevention and abatement of nuisances in, upon, or connected with the Demised Premises.

          D.    Tenant shall not permit any objectionable, unpleasant or dangerous odors, smoke, dust, gas, emission, noise or vibrations to emanate from the Demised Premises, nor permit any activity upon the Demised Premises which would constitute a nuisance or would disturb or endanger any other tenant of the Park.

          E.    Without Landlord's prior written consent, Tenant shall not receive, store or otherwise handle any hazardous substance (as defined below) on the Demised Premises. To the extent Landlord consents to the presence of any hazardous substance on the Demised Premises, in no event shall any such hazardous substance be a substance that is: (i) included on the attached list of Hazardous Materials Presenting a Physical Hazard in a quantity exceeding the maximum quantity allowed on such list; or (ii) a biological contaminant in excess of biohazard level 3 or 4 (see Attachment '3'). Tenant shall provide to Landlord annually, on or about July 1, an inventory of the name and quantity of any permitted hazardous substance received, stored, used, or otherwise handled on the Demised Premises. In addition, Tenant shall receive, store, use, and otherwise handle any such hazardous substance permitted on the Demised Premises in compliance with all applicable local, state, and federal environmental protection ordinances, regulations, or laws (each an "environmental law"). For purposes of this Lease, a hazardous substance shall include any substance that (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum derived substances or wastes, radon gas, or related materials; (ii) requires investigation, removal, or remediation ~~under any environmental~~ [GC] law, or is defined, listed, or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority or environmental law.

        6.    LANDLORD'S MAINTENANCE:    Landlord shall at its expense maintain only the roof, foundation and the structural soundness of the exterior walls (including windows, glass, plate glass, door or entries) of the building in good repair, reasonable wear and tear excepted. Provided, however,

Tenant shall repair and pay for any damage caused by Tenant or Tenant's employees, agents or invitees, or caused by Tenant's default hereunder. Tenant shall immediately give Landlord written notice of any defects or need for repairs for which Landlord is responsible, after which Landlord shall have reasonable time to determine whether such repair is needed, and, if so, to repair. Landlord's liability hereunder shall be limited to the cost of such repairs, maintenance or curing of defect.

        7.    TENANT'S MAINTENANCE:

          A.    Tenant shall, at its own cost and expense, keep and maintain all parts of the Demised Premises (except those for which Landlord is expressly responsible under the terms of this Lease) clean and in good condition, subject to ordinary wear and tear. Tenant hereby authorizes Landlord to arrange for, at Tenant's expense, Tenant's required cleaning, repair and replacement of the Demised Premises, including (without limitation): windows, glass and plate glass, doors, any special office entry, interior walls and finished work, floors and floor covering, downpours, gutters, heating and air conditioning systems, dock boards, truck doors, dock bumpers, paving, plumbing work and fixtures, termite and pest extermination, regular removal of trash and debris, keeping the whole of the Demised Premises in clean and sanitary condition. Tenant shall not be obliged to repair any damage caused by fire, tornado or other casualty covered by the insurance to be maintained by Landlord pursuant hereto, except that Tenant shall repair all wind damage to glass except with respect to tornado damage.

          B.    Tenant shall not damage any wall or disturb the integrity and support provided by any wall. Tenant shall, at its own cost and expense promptly repair any damage or injury to any part of the building or grounds caused by Tenant or its employees, agents or invitees.

          C.    Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for service of all plumbing, heating, ventilation and air conditioning systems and equipment within or directly servicing the Demised Premises, unless such system is building wide system, in which case Landlord will provide such maintenance. The maintenance contractor and the contract must be approved by Landlord in writing in advance. Service contract must include all services suggested by the equipment manufacturer within the operations/maintenance manual and must become effective within thirty (30) days of the date that the Tenant takes possession of the Demised Premises. A copy of such executed contract shall be promptly delivered to Landlord.

        8.    PARKING:    Parking shall be available on a "first-come, first-served" basis in the parking area adjacent to the Demised Premises, shared by all tenants of that building and Landlord. Landlord may require that all cars shall be marked with a parking decal provided by Landlord. Tenant shall instruct all of its officers, employees and agents not to park in spaces marked for visitor parking.

        9.    ALTERATIONS:

          A.    Tenant shall not make any alterations, additions or improvement to the Demised Premises (including without limitation roof and wall penetrations) (collectively, "alterations") without the prior written consent of Landlord. Tenant may, without the consent of Landlord, but at its own cost and expense and in a good and workmanlike manner erect such shelves, bins, machinery and fixtures as it may deem advisable, so long as such comply with all regulations and do not alter the basic character of, or overload or damage, the building or improvements.

          B.    All alterations, additions and improvements erected by Tenant shall be Tenant's property during the term of this Lease. Prior to expiration of this Lease, Tenant shall (unless Landlord otherwise elects as provided herein) remove all alterations, additions and improvements erected by Tenant and restore the Demised Premises to their original condition by the date of Lease termination or upon earlier vacating of the Demised Premises. However, Landlord shall have the right to elect, during the thirty (30) days prior to termination or earlier vacating of the Demised

  Premises, that any such alterations, additions and improvements shall become the property of Landlord as of the date of termination or upon earlier vacating of the Demised Premises, and that they shall not be removed by Tenant.

          C.    All removals and restoration to original condition shall be accomplished in a good and workmanlike manner so as not to damage the primary structure or structural quality of the Demised Premises or building.

        10.    SIGNS:    Tenant shall not erect any signs upon or within the Demised Premises without prior written approval of the Landlord. This prohibition shall extend, without limitation, to space within the Demised Premises visible from the outside of the building. Landlord shall not unreasonably withhold its approval if the proposed sign is consistent with the Park requirements contained within the Covenants and Conditions of the Park.

        11.    INSPECTION:    Landlord, its agents and representatives, shall have the tight to enter and inspect the Demised Premises:

          A.    any time during business hours for the purpose of ascertaining the condition of the Demised Premises or in order to make such repairs as may be herein required of or permitted to Landlord; and

          B.    any time in the event of an emergency, to be determined in Landlord's sole discretion; and

          C.    during the one hundred and twenty (120) days in advance of expiration of this Lease, at any time during business hours to show the Demised Premises. During such one hundred and twenty (120) days, Landlord shall have the right to erect on the Demised Premises a suitable sign stating that the Demised Premises are available.

          D.    Tenant shall meet with Landlord on the Demised Premises for a joint inspection of the Demised Premises thirty (30) days prior to vacating. If Tenant fails to arrange for such joint inspection, Landlord's inspection at or after Tenant's vacating the Demised Premises shall conclusively determine Tenant's responsibility for repairs and restoration.

          E.    Landlord shall at all times have a key to all locks to the Demised Premises. Tenant shall not change or install any locks without Landlord's prior approval for consistency with Landlord's master key.

        12.    ASSIGNMENT AND SUBLETTING:

          A.    Tenant shall not assign this Lease or sublet the whole or any part of the Demised Premises without prior written consent of Landlord which may be withheld in its sole discretion. If Landlord consents to such, Tenant shall remain directly, primarily and fully responsible and liable for the payment of the rent herein specified and for compliance with all its other obligations hereunder.

          B.    In the event of default (defined at Paragraph 18 herein), if the Demised Premises or any part thereof have been assigned or sublet, Landlord, in addition to any other remedies provided herein or by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant hereunder. Such collections, if any, shall not be a novation or a release of Tenant from any performance of Tenant's obligation hereunder except so much of rent due as is so collected.

        13.    FIRE AND CASUALTY:

          A.    Landlord shall maintain standard fire and extended coverage insurance covering the building at which the Demised Premises are a part in an amount of not less than eighty (80%) percent (or for such greater percentage as may be necessary to comply with the provisions of any co-insurance clauses of the policy) of the "replacement cost" thereof as such term is defined in the Replacement Cost Endorsement to be attached thereto. Such coverage shall insure against the perils of fire, lightning, and extended coverage, such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the State of Iowa. Subject to the other provisions in this Paragraph 13, such insurance shall be for the sole benefit of Landlord and under its sole control.

          B.    If the Demised Premises should be damaged or destroyed by fire, wind or other casualty, Tenant shall give Landlord immediate written notice thereof. If the Demised Premises have been destroyed, or in Landlord's sole judgment damaged beyond usability, Landlord may, in its sole discretion, terminate this Lease and the rent shall be abated during the unexpired portion of this Lease (effective upon the date of the occurrence of such damage or destruction). No damages shall be payable to Tenant if Landlord so terminates.

          C.    If Landlord does not choose to terminate, but rather decides to repair or rebuild the Demised Premises, the rent payable hereunder during the period in which the Demised Premises are not tenantable shall be reduced to such extent as may be fair and reasonable under all the circumstances during such period of repair or rebuilding. At the completion of such repair or rebuilding, rent shall resume for the full amount herein set forth for the remainder of the term of the Lease.

          D.    If holder of an instrument (defined at Paragraph 20 herein) requires that the insurance proceeds be applied to pay off the indebtedness evidenced by that instrument, Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder. In such event, all rights and obligations hereunder shall cease and terminate, except for any payments previously due and owing from Tenant to Landlord.

          E.    To the extent that either party has insurance payable to it under any policy of insurance (directly or by subjugation), the other party is hereby released from any claim for loss or damage to property caused by fire or other peril, but only if the releaser's insurance policy (or policies) contains a clause or endorsement to the effect that any such release shall not adversely affect or impair the policy (including increased premiums) or prejudice the right of the releaser to recover under the policy.

          This release shall be effective even if the loss or damage is caused by fault or negligence of the party released, or anyone for whom it is responsible, but this release is effective only to the extent and limit of the proceeds payable under the releaser's insurance policy.

        14.    LIABILITY:

          A.    Covenant not to sue.    Tenant shall not commence an action, interpose a counterclaim, or implead Landlord for any injury to person or damage to property on or about the Demised Premises resulting from and/or caused in part or whole by: 1) the negligence or misconduct of Tenant, its directors, officers, agents, servants or employees, or of any other person entering upon the Demised Premises for Tenant's purposes; or 2) Tenant's failure to repair.

          B.    Indemnification.    Tenant shall at all times indemnify and hold harmless Landlord, its directors, officers, employees and agents, from any loss, liability, claims, suits, costs, expenses (including, without limitation, attorneys fees) and damages (actual and punitive), arising out of any personal injury or property damage associated with the Demised Premises. Provided, however, that Tenant shall not indemnify or hold harmless Landlord for personal injury or property damage caused by gross negligence of Landlord or (but only if Tenant has duly notified Landlord of the need for repair) failure of Landlord to repair any part of the Demised Premises which Landlord is obligated to repair and maintain hereunder.

          C.    Insurance.    Tenant shall procure and maintain throughout the term of this Lease a policy or policies of insurance at its sole cost and expense, insuring Tenant against all claims, demands or actions arising out of or in connection with: (i) the Demised Premises; (ii) the condition of the Demised Premises; (iii) Tenant's operations, maintenance and use of the Demised Premises; and (iv) all assumed contractual or quasi-contractual liability, including without limitation Tenant's liability assumed under this Lease. The limits of such policy or policies shall be in aggregate amounts of no less than Two Million ($2,000,000) Dollars. Tenant shall name Landlord and Tenant as insured. All such policies shall be procured by Tenant from responsible insurance companies licensed to do business in the State of Iowa and satisfactory to Landlord. Evidence of such insurance shall be provided to Landlord prior to commencement date of this Lease.

        15.    CONDEMNATION:    In the event the Demised Premises, or any portion thereof, shall be taken by Eminent Domain (or by private purchase in lieu thereof):

          A.    The proceeds of such taking or purchase shall exclusively belong to Landlord. Tenant shall be entitled to an award made specifically to Tenant for it leasehold estate.

          B.    This Lease shall not terminate so long as Tenant can still carry on its business on the Demised Premises but rental shall abate in proportion to space taken.

          C.    This Lease shall terminate if it is impossible (by reason of such taking or purchase) for Tenant to still carry on its business on the Demised Premises.

        16.    HOLDING OVER:    At the termination of this Lease, Tenant shall yield up immediate possession to Landlord. If Landlord agrees in writing that Tenant may hold over after the expiration or termination of this Lease, the hold over tenancy shall be subject to termination by Landlord at any time upon not less than thirty (30) days advance written notice, or by Tenant at any time upon not less than thirty (30) days advance written notice. All other terms and provisions of this Lease shall be applicable during the hold over tenancy, except that Tenant shall pay Landlord as rental through the period of any hold over an amount equal to one and one-half times the base rent and operating costs in effect on termination date. Such rental shall be computed on a daily basis for each day of the hold over period. No holding over by Tenant, whether with or without consent of Landlord, shall extend this Lease except as otherwise expressly provided herein. This Paragraph may not be interpreted for any purpose as a consent by Landlord to any hold over by Tenant.

        17.    QUIET ENJOYMENT:    Subject to all rights of mortgagees, as set forth in Paragraph 20 herein Landlord covenants that:

          A.    It now has, or will have before Tenant takes possession of the Demised Premises, good title to the Demised Premises. Such title is or shall be free and clear of all liens and encumbrances, except for liens for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Lease, regulations as defined herein, and easements, restrictions and other conditions of record.

          B.    Landlord has full right and authority to enter into this Lease.

          C.    Tenant, upon paying rent as required, and performing its other obligations, shall peaceably and quietly have, hold and enjoy the Demised Premises for the term without hindrance or molestation from Landlord.

        18.    DEFAULT:    The following shall be events of default by Tenant under this Lease:

          A.    Tenant's failure to pay any installment of rent or operating costs, required by this Lease when due, and such failure continues for a period of ten (10) days from the due date.

          B.    Tenant becoming insolvent, making a transfer in fraud of creditors, or making an assignment for the benefit of creditors.

          C.    Tenant filing a petition under any bankruptcy law of the United States or any state, or Tenant being placed in bankruptcy proceedings or adjudged bankrupt or insolvent in proceedings filed against Tenant.

          D.    Receiver or trustee or similar officer being appointed for all or substantially all of Tenant's assets.

          E.    Tenant failing to comply with any other term, provision or covenant of this Lease and not curing such within ten (10) days after written notice thereof. However, if such default is not curable within ten (10) days, Tenants must be making a good faith, diligent effort to cure said default and as soon as possible.

        19.    LANDLORD'S REMEDIES:    If Tenant defaults Landlord may pursue any one or more of the following remedies without any notice or demand whatsoever:

          A.    Terminate the Lease. In such event, Tenant shall immediately surrender the Demised Premises to Landlord. If Tenant fails to do so, Landlord may, without limiting any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Demised Premises and remove Tenant and any other person that may be occupying the Demised Premises without being liable for prosecution or any claim of damages therefrom. In such event, Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, including without limitation Landlord's inability to relet the Demised Premises on terms satisfactory to Landlord.

          B.    In the event of a termination and removal as set forth herein, Landlord may:

            1)    relet the Demised Premises and receive rent therefor. Tenant shall pay to Landlord on demand any deficiency between rent under this Lease and the reletting. If Landlord relets the Demised Premises at a greater rental, such excess shall be the sole property of Landlord, and Tenant hereby waives any claim to such relet excess rent; and

            2)    perform Tenant's obligations under the terms of this Lease. Tenants agrees to reimburse Landlord on demand for any expenses which Landlord incurs in fulfilling Tenant's obligations with interest accruing on such amount at 12% per annum.

          C.    Exercise of any of the remedies set forth herein, or otherwise provided by law, shall not constitute a forfeiture or waiver of any rent or other payments due to Landlord, or of any damages accruing to Landlord; nor shall any act of Landlord hereunder be deemed an acceptance of surrender of the Demised Premises. Only a writing signed by Landlord shall constitute a valid acceptance of surrender of the Demised Premises.

          D.    Landlord's acceptance of any rent or other payments hereunder after a default by Tenant shall not be deemed a waiver of such default unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce a remedy shall not be a waiver of default or Landlord's right to enforce any remedy with respect to that default or any later default. Tenant shall pay Landlord's reasonable attorneys fees in the enforcement or defense of any of Landlord's rights or remedies hereunder.

        20.    MORTGAGE SUBORDINATION:    Tenant accepts this Lease subject and subordinate to any mortgage(s), mortgage modifications, extensions and additions (collectively, "instruments") now or at any time hereafter constituting a lien or charge upon the Demised Premises or improvements thereon. Tenant shall at any time hereafter and as often as requested to do so on demand execute any documents which may be required by any holder of an instrument for the purpose of subjecting and subordinating this Lease to the lien of any such instrument. However, as a condition to executing any subordination, Tenant shall receive from Mortgagee a covenant that as long as Tenant is not in default on Lease, Mortgagee will not disturb Tenant's leasehold interest in the Demised Premises.

        21.    NEW OWNER:    If Landlord shall sell, assign, or convey its right, title and interest in the Demised Premises to another (called herein "new owner"), this Lease shall continue in full force and effect; Tenant shall in all respects recognize the new owner as its Landlord under this Lease, paying all rents and complying with all terms of this Lease. In such event, Landlord shall turn over Tenant's security deposit, if any, to the new owner. Landlord's liability to return same to Tenant shall then cease, and the new owner shall then be obligated to return security deposit to Tenant subject to the terms and conditions of this Lease. The new owner shall have all of Landlord's rights and shall assume all of Landlord's obligations hereunder.

        22.    MECHANIC'S LIENS:    Tenant shall have no authority, express or implied, to create, place or allow any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Demised Premises. Payments under this Lease shall not be chargeable by any third party, including any who may furnish materials or perform labor for any construction or repairs. Any claim or lien shall affect and attach to, if at all, only the leasehold interest granted to Tenant by this agreement. Tenant shall pay all sums legally due and payable by it on account of any labor performed on the Demised Premises. Tenant shall indemnify and hold Landlord harmless from any and all loss, costs or expense (including, without limitation, reasonable legal fees) based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of Landlord in the Demised Premises. If a mechanic's lien attaches to the Demised Premises, Tenant shall take immediate action to obtain a bond or other surety to remove the mechanic's lien from the Demised Premises.

        23.    NOTICES:    Tenant shall send all rent or required notices by hand-delivery or be registered mail to Landlord at Iowa State University Research Park Corporation, Suite 1600, 2501 North Loop Drive, Ames, Iowa 50010. Landlord shall provide any notice to Tenant by hand-delivery or registered mail at the address set forth on the title page hereof, or as Tenant may otherwise designate in writing. Any notice or payment made shall be deemed delivered when actually received and not when deposited in the mail.

        24.    BUSINESS INTERRUPTION:    Landlord shall not be responsible to Tenant for any damages or inconvenience caused by interruption of business or inability to occupy the Demised Premises for any reason whatsoever.

        25.    DELIVERY OF GOODS:    All deliveries to and shipments from Tenant are the sole responsibility of Tenant. Tenant shall provide that such do not disrupt any other tenant of the Park. Landlord, in its sole discretion, may reasonably regulate such deliveries and shipments to prevent disturbance to other tenants of the Park.

        26.    NONDISCRIMINATION:    Tenant shall not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin or in any other way prohibited by law. Tenant shall act affirmatively to ensure that applicants are employed, and employees treated during employment, without regard to race, color, religion, sex or national origin or other discrimination prohibited by law. Such nondiscrimination shall include, without limitation: employment, promotion, demotion, transfer, recruitment, advertising, lay-off, termination, rates of pay or other forms of compensation, selection of training, including apprenticeship.

        27.    LANDLORD REFUSAL TO CONSENT:    If Landlord is required to give reasonable consent in any matter hereunder (rather than such consent being in Landlord's sole discretion), and Landlord refuses to consent, Tenant's sole remedy shall be to apply to an appropriate court to request that Landlord be directed to give its consent. Tenant agrees not to make any claim against Landlord for money or subtract any sum from rent based on Landlord's refusal to consent.

        28.    ENTIRE AGREEMENT:    Both parties have read this Lease and understand that it sets forth their entire agreement. This Lease may be changed only by an agreement in writing duly signed and acknowledged and delivered to each party.

        29.    CAPTIONS, DELETIONS, DEFINITIONS:    Headings and captions used in this Lease are for the convenience of reference only, and are not deemed to modify any of the legal rights of the parties, such deletion may not be used in interpreting the rights of the parties hereunder. Each party shall then have all rights which it would have had, at law or otherwise, as if such deleted provision had never been a part hereof.

TENANT		LANDLORD
NewLink Genetics, Inc.		Iowa State University
Research Park Corporation
BY:	/s/ Gregory Compton	BY:	/s/ John B. Parks
POSITION:	President	POSITION:	President
DATED:	May 23, 2000	DATED:	5-25-00
BY:		BY:
POSITION:		POSITION:
DATED:		DATED:

STATE OF IOWA)
                              ) SS:
COUNTY OF Story)

        On this 23 day of May, 2000, before me, the undersigned, a Notary Public in and for said county and state, personally appeared Greg Compton and                    , to me personally known, who being by me duly sworn, did say that they are the President and NA, respectively, of said corporation executing the within and foregoing instrument, that (no seal has been procured by the said) (the seal affixed thereto is the seal of said) corporation; that said instrument was signed (and sealed) on behalf of said corporation by authority of its Board of Directors; and that the said Greg Compton and NA as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it and by them voluntarily executed.

/s/ Mary Ann Black Notary Public in and for said County and State

STATE OF IOWA)
                              ) SS:
COUNTY OF Story)

        On this 25 day of May, 2000, before me, the undersigned, a Notary Public in and for said county and state, personally appeared John Parks and                    , to me personally known, who being by me duly sworn, did say that they are the President and                    , respectively, of said corporation executing the within and foregoing instrument, that (no seal has been procured by the said) (the seal affixed thereto is the seal of said) corporation; that said instrument was signed (and sealed) on behalf of said corporation by authority of its Board of Directors; and that the said John Parks and                   as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it and by them voluntarily executed.

/s/ [illegible] Notary Public in and for said County and State

                  (Seal)

 ATTACHMENT 1

NEWLINK GENETICS, INC.

±3,990 gross square feet
Suite 3900
Wayne R. Moore Technology Transfer Center #3

TYPICAL

 ATTACHMENT 2

NEWLINK GENETICS, INC.

±3,990 gross square feet
Suite 3900
Wayne R. Moore Technology Transfer Center #3

	Square Feet
				Monthly Base	Monthly Operating	Yearly Base	Yearly Operating
Term	Base	Operating
9/1/2000
8/31/2001	$11.50	$1.00	*	$3,823.75	$332.50	$45,885.00	$3,990.00
9/1/2001
8/31/2002	$12.50	$2.00	*	$4,156.25	$665.00	$49,875.00	$7,980.00
9/1/2002
8/31/2003	$13.00	Actual		$4,322.50	Actual	$51,870.00	Actual
9/1/2003
8/31/2004	$13.50	Actual		$4,488.75	Actual	$53,865.00	Actual
9/1/2004
8/31/2005	$14.50	Actual		$4,821.25	Actual	$57,855.00	Actual

(*)
Estimated operating costs.

        Landlord agrees to pay $174,696 of the estimated tenant finish costs for Suite 3900. Tenant will pay tenant finish costs in excess of this amount, currently estimated at $93,780. Landlord agrees to finance Tenant's improvement costs up to $93,780 to be charged as additional rent. Landlord will amortize the improvements over a 10-year term for an additional $1,132.87 per month (see Amortization Schedule) with a recapture provision for the balance of the loan due at the end of the five-year lease term. (The above example assumes a 7.90% interest rate. Actual amount will be based on rate received from lender.) Other amenities provided by Landlord in the wet-lab area include the use of a conference room, a breakroom, other shared lab facilities, vacuum system, and shared equipment.

        As security for these improvements, Landlord will require a letter of credit in the amount of $50,000 for the term of the lease until Tenant has secured $1 million in equity investment from private placement offering.

        Landlord estimates that Suite 3900 will be completed by August 31, 2000. Should the suite not be completed by this date, this five-year term will begin upon its completion of the building.

        Gas and water usage, as well as utility costs for the HVAC system, will be prorated and invoiced monthly. Electricity is metered separately and will be invoiced directly from the provider.

 Exempt Amounts of Hazardous Materials Presenting a Physical Hazard
Maximum Quantities Per Laboratory

MATERIAL	CLASS	OPEN SYSTEM— SOLID LBS. (Cu. Ft.)	OPEN SYSTEM— LIQUID GALLONS (LBS.)
Combustible liquid(1)	II	N.A.	30
	III-A		80
	III-B		3300(3)
Cryogenic (flammable or oxidizing)	—	N.A.	10
Explosives	—	1/4(4)	(1/4)(4)
Flammable Solid	—	Not Allowed	N.A.
Flammable Gas	—	N.A.	N.A.
Flammable Liquid(1)	I-A	N.A.	10
Combination I-A, I-B, I-C	I-B	N.A.	15
	I-C	N.A.	20
		N.A.	30
Organic Peroxide, unclassified, detonatable	—	1/4(4)	(1/4)(4)
Organic Peroxide	I	1(1)	1(1)
	II	10(1)	(10)(1)
	III	25(1)	(25)(1)
	IV	100(1)	(100)(1)
	V	Not Limited	Not Limited
Oxidizer	4	1/4(4)	(1/4)(4)
	3	2(1)	(2)(1)
	2	50(1)	(50)(1)
	1	1000(1)	(1000)(1)
Oxidizer—Gas(1)	—	N.A.	N.A.
Pyrophoric	—	0	0
Unstable (Reactive)	4	1/4(4)	(1/4)(4)
	3	1(1)	(1)(1)
	2	10(1)	(10)(1)
	1	Not Limited	Not Limited
Water Reactive	3	1(1)	(1)(1)
	2	10(1)	(10)(1)
	1	25(3)	(25)(3)
Biohazard Level 3 & 4 Agents	None	None	None

(1)
Quantities may be increased 100 percent in sprinklered buildings. When footnote 3 also applies, the increase for both footnotes may be applied.

(2)
Quantities may be increased by 100 percent when stored in approved storage cabinets, gas cabinets or exhausted enclosures. When footnote 2 also applies, the increase for both footnotes may be applied.

(3)
The quantities permitted in a sprinklered building are not limited.

(4)
Permitted in sprinklered buildings only. None is allowed in unsprinklered buildings.

Combustible Liquid—
Class II—	Acetic Acid, Acetic Anhydride, Acrylic Acid, Benzenethiol, Formic Acid, Kerosene, Naphtha, Vinyl Toluene
Class III-A—	Aniline, Benzyl Chloride, Chloroacetaldehyde, Cyclohexanone, Diazinon, Dimethyl Sulfate, Divinyl Benzene, Ethanolamine, Formalin, Nitrobenzene
Class III-B—	Diethanolamine, Ethylene Glycol, Formamide, Glycerin, Malathion, Parathion, Resorcinol
Cryogenic Fluids—	Flammable (Carbon monoxide, Deuterium, Ethylene, Hydrogen, Methane) Oxidizer (Fluorine, Nitric Oxide, Oxygen)
Explosives—	Black Powder, Dynamite, Nitrocellulose, Nitroglycerine
Flammable Solid—	Camphor, Cellulose Nitrate, Napthalene, Decaborane, Lithium Amide, Potassium Sulfide, Sulfur, Combustible Metals (Cesium, Magnesium and Zirconium)
Flammable Gas—	Acetylene, Arsine, Carbon Monoxide, Cyanogen, Diborane, Ethane, Ethylene, Formaldehyde, Hydrogen, Hydrogen Sulfide, LP Gas, Methane, Phosphine, Vinyl Chloride
Flammable Liquid—
Class I-A—	Acetaldehyde, n-Butane, Dimethylamine, Ethylamine, Ethyl Chloride, Ethylene Oxide Ethyl Ether, Ethyl Mercaptan, Hydrogen Cyanide, Isobutane, Pentane, Vinyl Bromide,
Class I-B—	Acetone, Acetonitrile, Acrolein, Acrylonitrile, Benzene, tert-Butyl Alcohol, Carbon Disulfide, Cyclohexane, Diethylamine, Dioxane, Ethyl Acetate, Ethyl Alcohol, Gasoline, Heptane, Hexane, Isopropyl Acetate, Isopropyl Alcohol, Methyl Alcohol, Octane, Propionitrile, Propanol, Pyridine, Tetrahydrofuran, Toluene, Triethylamine, Vinyl Acetate
Class I-C—	sec-Butyl Alcohol, Chlorobenzene, Cumene, Ethylenediamine, Hydrazine, Isoamyl Acetate, Nonane, Styrene, Turpentine, o-Xylene
Organic Peroxide (Unclassified, Detonatable)—
Organic Peroxide—
Class I—	Acetyl Cyclohexane Sulfonyl 60-65%, Fulfonyl Peroxide, Benzoyl Peroxide over 98%, t-butyl hydroperoxide 90%
Class II—	Acetyl Peroxide 25%, Peroxyacetic Acid 43%
Class III—	Benzoyl Peroxide 78%,
Class IV—	Benzoyl Peroxide 70%,
Class V—	Benzoyl Peroxide 35%, 1,1-di-t-butyl peroxy 3,5,5-trimethylcyclonehexane 40%
Oxidizer—
Class 4—	Ammonium Perchlorate, Ammonium Permanganate, Tetranitromethane
Class 3—	Ammonium Dichlorate, Calcium Hypochlorite, Potassium Bromate, Potassium Chlorate, Sodium Bromate, Sodium Chlorate
Class 2—	Barium Bromate, Barium Chlorate, Calcium Perchlorate, Lithium Perchlorate, Magnesium Perchlorate, Sodium Permanganate
Class 1—	Inorganic Nitrates, Inorganic Nitrites, Ammonium Persulfate, Lithium Peroxide, Manganese Dioxide, Zinc Peroxide
Oxidizer (Gas)—	Oxygen, Ozone, Oxides of Nitrogen Fluorine and Chlorine

Pyrophoric—

Gases (Diborane, Phosphine, Silane)
Solids (Cesium, hafnium, Lithium, White or Yellow Phosphorus, Plutonium, Potassium, Sodium)
Liquids (Diethyl Aluminum Chloride, Diethyl Beryllium, Diethyl Phosphine)

Unstable (Reactive)—
Class 4—	Acetyl Peroxide, Dibutyl Peroxide, Ethyl Nitrate, Picric Acid Trinitrobenzene, Peroxyacetic Acid
Class 3—	Hydrogen Peroxide greater than 52%, Hydroxylamine, Nitromethane, Perchloric Acid
Class 2—	Acrolein, Acrylic Acid, Hydrazine, Sodium Perchlorate, Styrene, Vinyl Acetate
Class 1—	Acetic Acid, Hydrogen Peroxide 35% to 52%, Paraldehyde, Tetrahydrofuran
Water Reactive—
Class 3—	Bromine Pentafluoride, Isobutylaluminum, Triethylaluminum,
Class 2—	Calcium Carbide, Calcium Metal, Lithium Hydride, Sodium Metal, Sodium Peroxide Trichlorosilane
Class 1—	Acetic Anhydride, Sodium Hydroxide, Sulfur Monochloride, Titanium Tetrachloride

Amortization Schedule—NewLink

Amount to be financed	93,780.00
Interest Rate	7.90%
Monthly Payment	1,132.87
Term	10 Years
Total number of Payments	120
Principal balance at the end of 5 years	56,003
Principal balance at the end of 10 years	(1)

        Tenant will be billed at the beginning of each month with monthly lease billings.

        Billings will be for the upcoming month.

Pmt#	Date	Payment Beginning Balance	Principal	Interest	Balance
	5/1/00				93,780.00
1	6/1/00	$1,132.87	$515.48	$617.39	93,264.52
2	7/1/00	$1,132.87	$518.87	$613.99	92,745.64
3	8/1/00	1,132.87	$522.29	$610.58	92,223.35
4	9/1/00	1,132.87	$525.73	$607.14	91,697.62
5	10/1/00	1,132.87	$529.19	$603.68	91,168.43
6	11/1/00	1,132.87	$532.67	$600.19	90,635.76
7	12/1/00	1,132.87	$536.18	$596.69	90,099.58
8	1/1/01	1,132.87	$539.71	$593.16	89,559.87
9	2/1/01	1,132.87	$543.26	$589.60	89,016.60
10	3/1/01	1,132.87	$546.84	$586.03	88,469.76
11	4/1/01	1,132.87	$550.44	$582.43	87,919.32
12	5/1/01	1,132.87	$554.06	$578.80	87,365.26
13	6/1/01	1,132.87	$557.71	$575.15	86,807.55
14	7/1/01	1,132.87	$561.38	$571.48	86,246.16
15	8/1/01	1,132.87	$565.08	$567.79	85,681.08
16	9/1/01	1,132.87	$568.80	$564.07	85,112.28
17	10/1/01	1,132.87	$572.54	$560.32	84,539.74
18	11/1/01	1,132.87	$576.31	$556.55	83,963.43

Pmt#	Date	Payment Beginning Balance	Principal	Interest	Balance
19	12/1/01	1,132.87	$580.11	$552.76	83,383.32
20	1/1/02	1,132.87	$583.93	$548.94	82,799.39
21	2/1/02	1,132.87	$587.77	$545.10	82,211.62
22	3/1/02	1,132.87	$591.64	$541.23	81,619.98
23	4/1/02	1,132.87	$595.53	$537.33	81,024.45
24	5/1/02	1,132.87	$599.46	$533.41	80,424.99
25	6/1/02	1,132.87	$603.40	$529.46	79,821.59
26	7/1/02	1,132.87	$607.37	$525.49	79,214.22
27	8/1/02	1,132.87	$611.37	$521.49	78,602.84
28	9/1/02	1,132.87	$615.40	$517.47	77,987.45
29	10/1/02	1,132.87	$619.45	$513.42	77,368.00
30	11/1/02	1,132.87	$623.53	$509.34	76,744.47
31	12/1/02	1,132.87	$627.63	$505.23	76,116.84
32	1/1/03	1,132.87	$631.76	$501.10	75,485.08
33	2/1/03	1,132.87	$635.92	$496.94	74,849.15
34	3/1/03	1,132.87	$640.11	$492.76	74,209.04
35	4/1/03	1,132.87	$644.32	$488.54	73,564.72
36	5/1/03	1,132.87	$648.57	$484.30	72,916.15
37	6/1/03	1,132.87	$652.84	$480.03	72,263.32
38	7/1/03	1,132.87	$657.13	$475.73	71,606.19
39	8/1/03	1,132.87	$661.46	$471.41	70,944.73
40	9/1/03	1,132.87	$665.81	$467.05	70,278.91
41	10/1/03	1,132.87	$670.20	$462.67	69,608.72
42	11/1/03	1,132.87	$674.61	$458.26	68,934.11
43	12/1/03	1,132.87	$679.05	$453.82	68,255.06
44	1/1/04	1,132.87	$683.52	$449.35	67,571.54
45	2/1/04	1,132.87	$688.02	$444.85	66,883.52
46	3/1/04	1,132.87	$692.55	$440.32	66,190.97
47	4/1/04	1,132.87	$697.11	$435.76	65,493.86
48	5/1/04	1,132.87	$701.70	$431.17	64,792.16
49	6/1/04	1,132.87	$706.32	$426.55	64,085.84
50	7/1/04	1,132.87	$710.97	$421.90	63,374.87
51	8/1/04	1,132.87	$715.65	$417.22	62,659.22
52	9/1/04	1,132.87	$720.36	$412.51	61,938.86
53	10/1/04	1,132.87	$725.10	$407.76	61,213.76
54	11/1/04	1,132.87	$729.88	$402.99	60,483.89
55	12/1/04	1,132.87	$734.68	$398.19	59,749.21
56	1/1/05	1,132.87	$739.52	$393.35	59,009.69
57	2/1/05	1,132.87	$744.39	$388.48	58,265.30
58	3/1/05	1,132.87	$749.29	$383.58	57,516.02
59	4/1/05	1,132.87	$754.22	$378.65	56,761.80
60	5/1/05	1,132.87	$759.18	$373.68	56,002.61
61	6/1/05	1,132.87	$764.18	$368.68	55,238.43
62	7/1/05	1,132.87	$769.21	$363.65	54,469.22
63	8/1/05	1,132.87	$774.28	$358.59	53,694.94
64	9/1/05	1,132.87	$779.37	$353.49	52,915.56
65	10/1/05	1,132.87	$784.51	$348.36	52,131.06
66	11/1/05	1,132.87	$789.67	$343.20	51,341.39
67	12/1/05	1,132.87	$794.87	$338.00	50,346.32
68	1/1/06	1,132.87	$800.10	$332.76	49,746.42
69	2/1/06	1,132.87	$805.37	$327.50	48,941.05
70	3/1/06	1,132.87	$810.67	$322.20	48,130.38

Pmt#	Date	Payment Beginning Balance	Principal	Interest	Balance
71	4/1/06	1,132.87	$816.01	$316.86	47,314.37
72	5/1/06	1,132.87	$821.38	$311.49	46,492.99
73	6/1/06	1,132.87	$826.79	$306.08	45,666.20
74	7/1/06	1,132.87	$832.23	$300.64	44,833.97
75	8/1/06	1,132.87	$837.71	$295.16	43,996.26
76	9/1/06	1,132.87	$843.22	$289.64	43,153.04
77	10/1/06	1,132.87	$848.78	$284.09	42,304.26
78	11/1/06	1,132.87	$854.36	$278.50	41,449.90
79	12/1/06	1,132.87	$859.99	$272.88	40,589.91
80	1/1/07	1,132.87	$865.65	$267.22	39,724.26
81	2/1/07	1,132.87	$871.35	$261.52	38,852.91
82	3/1/07	1,132.87	$877.08	$255.78	37,975.83
83	4/1/07	1,132.87	$882.86	$250.01	37,092.97
84	5/1/07	1,132.87	$888.67	$244.20	36,204.30
85	6/1/07	1,132.87	$894.52	$238.34	35,309.78
86	7/1/07	1,132.87	$900.41	$232.46	34,409.37
87	8/1/07	1,132.87	$906.34	$226.53	33,503.03
88	9/1/07	1,132.87	$912.30	$220.56	32,590.72
89	10/1/07	1,132.87	$918.31	$214.56	31,672.41
90	11/1/07	1,132.87	$924.36	$208.51	30,748.06
91	12/1/07	1,132.87	$930.44	$202.42	29,817.61
92	1/1/08	1,132.87	$936.57	$196.30	28,881.05
93	2/1/08	1,132.87	$942.73	$190.13	27,938.31
94	3/1/08	1,132.87	$948.94	$183.93	26,989.38
95	4/1/08	1,132.87	$955.19	$177.68	26,034.19
96	5/1/08	1,132.87	$961.47	$171.39	25,072.71
97	6/1/08	1,132.87	$967.80	$165.06	24,104.91
98	7/1/08	1,132.87	$974.18	$158.69	23,130.73
99	8/1/08	1,132.87	$980.59	$152.28	22,150.15
100	9/1/08	1,132.87	$987.04	$145.82	21,163.10
101	10/1/08	1,132.87	$993.54	$139.32	20,169.56
102	11/1/08	1,132.87	$1,000.08	$132.78	19,169.47
103	12/1/08	1,132.87	$1,006.67	$126.20	18,162.81
104	1/1/09	1,132.87	$1,013.29	$119.57	17,149.51
105	2/1/09	1,132.87	$1,019.97	$112.90	16,129.55
106	3/1/09	1,131.87	$1,026.68	$106.19	15,102.87
107	4/1/09	1,132.87	$1,033.44	$99.43	14,069.43
108	5/1/09	1,132.87	$1,040.24	$92.62	13,029.19
109	6/1/09	1,132.87	$1,047.09	$85.78	11,982.09
110	7/1/09	1,132.87	$1,053.98	$78.88	10,928.11
111	8/1/09	1,132.87	$1,060.92	$71.94	9,867.19
112	9/1/09	1,132.87	$1,067.91	$64.96	8,799.28
113	10/1/09	1,132.87	$1,074.94	$57.93	7,724.34
114	11/1/09	1,132.87	$1,082.01	$50.85	6,642.33
115	12/1/09	1,132.87	$1,089.14	$43.73	5,553.19
116	1/1/10	1,132.87	$1,096.31	$36.56	4,456.88
117	2/1/10	1,132.87	$1,103.53	$29.34	3,353.36
118	3/1/10	1,132.87	$1,110.79	$22.08	2,242.57
119	4/1/10	1,132.87	$1,118.10	$14.76	1,124.46
120	5/1/10	1,132.87	$1,125.46	$7.40	(1.00)

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  Exhibit 10.46
NewLink Genetics, Inc. Suite 3900 2901 South Loop Drive Ames, IA 50010
TABLE OF CONTENTS
SUMMARY PAGE
LEASE
ATTACHMENT 1
NEWLINK GENETICS, INC.
ATTACHMENT 2
NEWLINK GENETICS, INC.
Exempt Amounts of Hazardous Materials Presenting a Physical Hazard Maximum Quantities Per Laboratory